Amended Schedule A

Dated January 1, 2025

to the

Expense Limitation Agreement

Dated July 1, 2022

Between

Touchstone ETF Trust and Touchstone Advisors, Inc.

FYE 12/31

Fund	Operating Expense Limit	Termination Date
Touchstone Climate Transition ETF	0.69%	April 29, 2025
Touchstone Dividend Select ETF	0.49%	October 31, 2025
Touchstone Dynamic International ETF	0.65%	April 29, 2025
Touchstone International Equity ETF	0.37%	April 29, 2026
Touchstone Sands Capital Emerging Markets Ex-China Growth ETF	0.79%	April 29, 2026
Touchstone Sands Capital US Select Growth ETF	0.67%	April 29, 2026
Touchstone Securitized Income ETF	0.39%	April 29, 2025
Touchstone Strategic Income ETF	0.49%	October 31, 2025
Touchstone US Large Cap Focused ETF	0.55%	October 31, 2025
Touchstone Ultra Short Income ETF	0.25%	April 29, 2025

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By: /s/ Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/ Matthew R. Barry
Name:	Matthew R. Barry
Title:	Vice President

By: /s/ Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Chief Financial Officer